EXHIBIT 21
SUBSIDIARIES OF ROCKVILLE FINANCIAL, INC. AND ROCKVILLE BANK
Subsidiary of Rockville Financial, Inc.:
Rockville Bank
Subsidiaries of Rockville Bank:
SBR Mortgage Company
SBR Investment Corp.
Rockville Financial Services, Inc.
Rockville Commercial Foreclosed Properties, Inc.
Rockville Residential Foreclosed Properties, Inc.
Rockville Bank Mortgage, Inc.